Exhibit 5.2

[GOODWIN PROCTER LLP LETTERHEAD]

November 7, 2014

Pernix Therapeutics Holdings, Inc.
10 North Park Place, Suite 201
Morristown, New Jersey 07960

Re:	Registration Statement on Form S-3; Shares of Common Stock, par value $0.01 per share, having an aggregate offering price of up to $100,000,000

Ladies and Gentlemen:

We have acted as counsel to Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of up to $100,000,000 of shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), that may be issued by the Company to Cantor Fitzgerald & Co. (“Cantor”).  The Shares that may be offered by Cantor pursuant to the prospectus contained in the Registration Statement are issuable pursuant to the Controlled Equity OfferingSM Sales Agreement between the Company and Cantor, dated November 7, 2014 (the “Sales Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law). Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of any Shares offered pursuant to the Registration Statement, the total number of issued shares of Common Stock, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s articles of incorporation as then in effect (the “Charter”).

                Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued and delivered by the Company against payment therefor (in an amount not less than the par value thereof) in accordance with the terms of the Sales Agreement, the issuance and delivery of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP